Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Wednesday October 28, 2015		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN Reports

Third Quarter and Nine Month 2015 Results

—Two Recently-Announced Acquisition Agreements Illustrate ATN’s Opportunity to Consolidate and Strengthen Its Position in Existing Markets—

Third Quarter 2015 Highlights:

•                  Revenues of $96.8 million

•                  Adjusted EBITDA(1) of $39.7 million

•                  Operating income of $22.5 million included $2.5 million of transaction-related costs

•                  Net income attributable to ATN’s stockholders was $6.6 million, or $0.41 per diluted share

•                  Cash flow from operating activities for the first nine months of 2015 was $113.1 million

Beverly, MA (October 28, 2015) — ATN (NASDAQ: ATNI), today reported results for the third quarter ended September 30, 2015. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.

Third Quarter 2015 Results

“Third quarter results were in line with our overall expectations, reflecting a mix of factors affecting revenues and operating profitability that are consistent with the execution of our strategy,” said Michael Prior, Chief Executive Officer.

Third quarter 2015 revenues were $96.8 million, 8% above the $89.4 million reported for the third quarter of 2014.  U.S. wireless business revenues benefited from positive year-on-year comparisons in retail operations and from a significant increase in data traffic across the expanded wholesale network. While lower contracted wholesale rates offset most of the positive revenue impact of volume gains, the Company views this as a value-enhancing strategy to generate steady long-term cash flows and provide an attractive outsourced network model for its carrier customers.  Additionally, year-over-year comparisons benefited from the addition of the solar operations acquired in late 2014.

Adjusted EBITDA(1) for the third quarter was $39.7 million, a 3% decrease over the $41.0 million reported for the 2014 third quarter. Third quarter Adjusted EBITDA(1) results in the U.S. Wireless business reflected increased operating expenses related to expanded network coverage and the multiple technologies utilized to support the growth in traffic volume.  The Company also incurred higher operating expenses this quarter in its Guyana operations, where approximately one-half of the increase is related to re-branding, legal and consulting expenses.

Operating income was $22.5 million, down 20% compared to last year’s $28.2 million due to $2.5 million of one-time transaction-related charges, the increased expenses in Guyana and the impact of the U.S. wholesale increased traffic volume and reduced rates in the third quarter of 2015.  Net income from continuing operations attributable to ATN’s stockholders was $6.6 million or $0.41 per diluted share, a decrease from the $16.2 million or $1.01 per diluted share reported in last year’s third quarter due in large part to reduced operating income and an increase in the effective tax rate in the third quarter of 2015.

Nine Month 2015 Financial Results

Nine month revenues were $272.5 million, 10% above the $247.8 million reported for the same period in 2014.  Adjusted EBITDA(1) was $114.3 million, up 10% from $104.1 million in the prior year period.  Operating income was $70.4 million, up 7% compared to last year’s $66.0 million.  Net income attributable to ATN’s stockholders was $12.8 million or $0.79 per diluted share compared with $35.5 million or $2.22 per diluted share in the prior year’s period.  Net income for the nine months ended September 30, 2015 included a $19.9 million loss related to the deconsolidation of the non-controlling interest from the sale of our holdings in Turks and Caicos.  Excluding this one-time loss on deconsolidation, net income attributable to ATN’s stockholders(2) was $32.7 million, or $2.03 per diluted share.

Acquisition Updates

“In October, we announced two strategically important transactions that are aligned with our approach of building out our service offerings in geographies where we see the potential to create long term value.” said Michael Prior, Chief Executive Officer.  “With the Innovative acquisition, which we expect to complete in mid-2016 pending regulatory approval, we will significantly increase our footprint in the U.S. Virgin Islands, adding wireline video, broadband and local voice services to our existing mobile services there. Our acquisition of a controlling interest in KeyTech Bermuda pairs our 43% ownership of CellOne with their 42% ownership and adds wireline voice, broadband and video services to our existing mobile services. KeyTech recently received shareholder approval for the transaction and we are now awaiting regulatory approval.

“Once completed, we expect these acquisitions to add approximately $180 - $200 million in annualized revenues and we are targeting normalized Adjusted EBITDA(1) margins of 25% - 30% on a combined basis, inclusive of our existing businesses in those markets.

“In both cases, we are investing in markets and geographies we know well, and where we will have the ability to provide customers with a single connectivity solution for mobile and fixed telecom and media services.  After accounting for the cash outlays associated with these agreements, ATN still will have significant cash resources and debt capacity to invest in organic growth projects and to deploy in additional acquisitions, and we are actively reviewing opportunities in both categories,” Mr. Prior noted. “In particular, we are seeing a pickup in opportunities in the renewable energy segment and would like to put additional capital to work there.”

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

(2)  See Table 5 for reconciliation of Net Income Attributable to ATN Stockholders to Net Income Attributable to ATN Stockholders Excluding Loss on Deconsolidation.

Third Quarter 2015 Operating Highlights

U.S. Wireless

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations and the Company’s smaller retail operations.  Total revenues from the U.S. wireless business were $47.0 million in the third quarter of 2015, an increase of 6% from the $44.3 million reported in the third quarter of 2014.  This increase was mainly driven by an increase in U.S. retail revenues.  U.S. wholesale revenues were slightly above prior year levels in the third quarter of 2015 as a result of expanded network and traffic volume offsetting lower wholesale rates, but in this year’s fourth quarter revenues are expected to be significantly below prior year results as the full impact of recent rate reductions is felt.  The projected decline in the fourth quarter is partly due to traffic volumes exceeding certain annual pricing tiers which should mean that the associated revenues rebound in the first quarter of 2016.  Data revenues accounted for 66% of U.S. wireless revenues in the 2015 third quarter and 68% in the 2014 third quarter.  The Company ended the third quarter of 2015 with 799 domestic base stations in service compared to 716 at the end of last year’s third quarter.

International Wireless

International wireless revenues include retail and wholesale voice and data wireless revenues from operations in Bermuda and the Caribbean. International wireless revenues were $20.4 million, a decrease of 5% from the $21.6 million reported in the third quarter of 2014, as a result of the sale of our Turks and Caicos operations in the first quarter of 2015, and lower wholesale roaming revenues in many of our Island properties due to anticipated rate declines.  We expect retail revenues to continue to grow but wholesale revenues to decline in our international markets over time.

Wireline

Wireline revenues are generated by the Company’s wireline operations in Guyana, integrated voice and data and wholesale transport operations in New England and New York State, and domestic and international wholesale and retail long-distance voice services. Wireline revenues were $21.8 million, up 1% from $21.5 million in the third quarter of 2014 resulting mainly from increases in broadband revenues in Guyana.

Renewable Energy

Renewable energy revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects.  For the third quarter of 2015, revenues from our renewable energy business were $5.1 million, consistent with past quarters.

Reportable Operating Segments

The Company has five reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (iv) U.S. Wireline; and (v) Renewable Energy, which provides distributed generation solar power to corporate, utility and municipal customers in the United States.  Financial data on our reportable operating segments for the three months ended September 30, 2015 and 2014 are as follows (in thousands):

For the three months ended September 30, 2015:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items (3)	Total

Total Revenue	$47,679	$22,537	$15,368	$6,146	$5,052	$—	$96,782
Adjusted EBITDA	29,730	5,783	5,545	203	3,934	(5,545)	39,650
Operating Income (Loss)	25,208	1,313	3,615	(990)	2,694	(9,316)	22,524

For the three months ended September 30, 2014:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items (3)	Total

Total Revenue	$44,736	$21,831	$16,627	$6,199	n/a	$—	$89,393
Adjusted EBITDA	31,242	9,462	4,827	722	n/a	(5,280)	40,973
Operating Income (Loss)	27,585	5,065	2,231	(471)	n/a	(6,252)	28,158

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at September 30, 2015 were $397.8 million.  In addition, the Company holds $5.8 million of restricted cash related to our renewable energy business.  Net cash provided by operating activities of continuing operations was $113.1 million for the first nine months of 2015, compared with net cash provided by operating activities of continuing operations of $51.0 million in the first nine months of 2014.  The increase in the current year is due to increased net income attributable to ATN’s stockholders(2) excluding the loss on deconsolidation, current year changes in working capital and prior year tax payments.  Capital expenditures were $46.0 million for the first nine months of 2015, and the Company expects full year 2015 telecom capital expenditures in the range of $60.0 million to $70.0 million. Capital expenditures in the Renewable Energy segment are more difficult to project, however the Company continues to actively pursue investments in this segment.

Conference Call Information

ATN will host a conference call on Thursday, October 29, 2015 at 9:30 a.m. Eastern Time (ET) to discuss its 2015 third quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 60797803. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, October 29, 2015.

About ATN

ATN (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base and consumer demand for solar power; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (3) economic, political and other risks facing our operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (6) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our ability to operate in the renewable energy industry; (10) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (11) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (12) the occurrence of weather events and natural catastrophes; (13) our continued access to capital and credit markets; (14) our ability to realize the value that we believe exists in our businesses; and (15) our ability to receive requisite regulatory consents and approvals and satisfy other conditions needed to complete our proposed acquisitions. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure and a net income measure exclusive of the results of loss on the deconsolidation of subsidiaries. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests. Net income attributable to ATN stockholders excluding loss on deconsolidation of subsidiary and the related earnings per diluted share is defined as net income attributable to ATN stockholders less the loss and tax impact of the deconsolidation of the subsidiary.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$397,797	$326,216
Restricted cash	797	39,703
Assets of discontinued operations	44	175
Other current assets	79,958	85,280

Total current assets	478,596	451,374

Long-term restricted cash	5,013	5,475
Property, plant and equipment, net	366,015	369,582
Goodwill and other intangible assets, net	90,277	91,080
Other assets	6,557	7,519

Total assets	$946,458	$925,030

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,254	$6,083
Liabilities of discontinued operations	1,293	1,247
Other current liabilities	81,040	96,739

Total current liabilities	88,587	104,069

Long-term debt, net of current portion	$28,141	$32,794
Deferred income taxes	37,694	30,366
Other long-term liabilities	28,738	19,619

Total long-term liabilities	94,573	82,779

Total liabilities	183,160	186,848

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	679,516	677,222
Non-controlling interests	83,782	60,960

Total equity	763,298	738,182

Total liabilities and stockholders’ equity	$946,458	$925,030

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
U.S. wireless	$47,047	$44,306	$122,993	$110,153
International wireless	20,392	21,557	61,787	67,127
Wireline	21,815	21,531	64,497	64,344
Renewable energy	5,052	—	15,631	—
Equipment and other	2,476	1,999	7,545	6,212
Total revenue	96,782	89,393	272,453	247,836

Operating expenses:
Termination and access fees	21,343	19,321	60,827	58,188
Engineering and operations	10,631	7,525	26,218	21,508
Sales, marketing and customer service	5,797	5,827	16,315	16,499
Equipment expense	3,431	2,924	10,093	8,938
General and administrative	15,930	12,823	44,743	38,596
Transaction-related charges	2,536	(27)	2,852	341
Depreciation and amortization	14,590	12,842	43,813	37,752
Gain on disposition of long-lived assets	—	—	(2,823)	—
Total operating expenses	74,258	61,235	202,038	181,822

Operating income	22,524	28,158	70,415	66,014

Other income (expense):
Interest expense, net	(795)	(13)	(2,153)	(220)
Loss on deconsolidation of subsidiary	—	—	(19,937)	—
Other income (expense)	53	338	114	302
Other income (expense), net	(742)	325	(21,976)	82

Income from continuing operations before income taxes	21,782	28,483	48,439	66,096
Income tax expense	10,134	9,569	22,655	22,460

Income from continuing operations	11,648	18,914	25,784	43,636

Income from discontinued operations, net of tax	—	—	390	—

Net income	11,648	18,914	26,174	43,636

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(5,072)	(2,747)	(13,417)	(8,116)
Discontinued operations	—	—	—	—
Net income attributable to non-controlling interests, net	(5,072)	(2,747)	(13,417)	(8,116)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$6,576	$16,167	$12,757	$35,520

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.41	$1.02	$0.77	$2.24
Income from discontinued operations	—	—	0.02	—
Net income	$0.41	$1.02	$0.79	$2.24

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.41	$1.01	$0.77	$2.22
Income from discontinued operations	—	—	0.02	—
Net income	$0.41	$1.01	$0.79	$2.22

Weighted average common shares outstanding:
Basic	16,049	15,923	16,009	15,890
Diluted	16,165	16,030	16,128	16,001

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2015	2014

Net income	$26,174	$43,636
Income from discontinued operations	(390)	—
Depreciation and amortization	43,813	37,752
Loss on deconsolidation of subsidiary	19,937	—
Gain on disposition of long-lived assets	(2,823)	—
Change in prepaid and accrued taxes	27,684	(18,401)
Change in other operating assets and liabilities	(6,817)	(12,092)
Other non-cash activity	4,967	4,766

Net cash provided by operating activities of continuing operations	112,545	55,661
Net cash provided by (used in) operating activities of discontinued operations	566	(4,612)
Net cash provided by operating activities	113,111	51,049

Capital expenditures, net	(46,031)	(41,699)
Acquisition of business	(11,968)	—
Net proceeds from sale of assets	5,873	1,371
Change in restricted cash	39,368	38,707

Net cash used in investing activities	(12,758)	(1,621)

Dividends paid on common stock	(13,920)	(12,873)
Distributions to non-controlling interests	(11,363)	(7,931)
Other	(3,489)	(805)

Net cash used in financing activities	(28,772)	(21,609)

Net change in cash and cash equivalents	71,581	27,819

Cash and cash equivalents, beginning of period	326,216	356,607

Cash and cash equivalents, end of period	$397,797	$384,426

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2014 and 2015

Three Months Ended September 30, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$16,167
Net income attributable to non-controlling interests, net of tax							2,747
Income tax expense							9,569
Other income							(338)
Interest expense, net							13
Operating income (loss)	$27,585	$5,065	$2,231	$(471)	$—	$(6,252)	$28,158
Depreciation and amortization	3,657	4,397	2,596	1,193	—	999	12,842
Transaction-related charges	—	—	—	—	—	(27)	(27)
Adjusted EBITDA	$31,242	$9,462	$4,827	$722	$—	$(5,280)	$40,973

Three Months Ended September 30, 2015

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$6,576
Net income attributable to non-controlling interests, net of tax							5,072
Income tax expense							10,134
Other income							(53)
Interest expense, net							795
Operating income (loss)	$25,208	$1,313	$3,615	$(990)	$2,694	$(9,316)	$22,524
Depreciation and amortization	4,522	4,470	1,930	1,193	1,205	1,270	14,590
Transaction-related charges	—	—	—	—	35	2,501	2,536
Adjusted EBITDA	$29,730	$5,783	$5,545	$203	$3,934	$(5,545)	$39,650

Reconciliation of Net Income to Adjusted EBITDA for the Nine Months Ended September 30, 2014 and 2015

Nine Months Ended September 30, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$35,520
Net income attributable to non-controlling interests, net of tax							8,116
Income tax expense							22,460
Other expense							(302)
Interest expense, net							220
Operating income (loss)	$63,826	$15,293	$8,210	$(2,511)	$—	$(18,804)	$66,014
Depreciation and amortization	10,413	13,111	7,810	3,519	—	2,899	37,752
Transaction-related charges	—	—	—	—	—	341	341
Adjusted EBITDA	$74,239	$28,404	$16,020	$1,008	$—	$(15,564)	$104,107

Nine Months Ended September 30, 2015

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$12,757
Net income attributable to non-controlling interests, net of tax							13,417
Income tax expense							22,655
Other income							(114)
Income from discontinued operations net of tax							(390)
Loss on deconsolidation of subsidiary							19,937
Interest expense, net							2,153
Operating income (loss)	$67,160	$11,545	$9,902	$(3,046)	$8,037	$(23,183)	$70,415
Depreciation and amortization	13,175	13,249	6,461	3,699	3,613	3,616	43,813
Gain on disposition of long lived asset	(2,823)	—	—	—	—	—	(2,823)
Transaction-related charges	—	—	—	—	97	2,755	2,852
Adjusted EBITDA	$77,512	$24,794	$16,363	$653	$11,747	$(16,812)	$114,257

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to Atlantic Tele-Network, Inc Stockholders and Earnings Per Share to Net Income Attributable to Atlantic Tele-Network, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Three Months Ended September 30, 2014 and 2015

Three Months Ended September 30, 2014

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$16,167

Adjustments: None	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$16,167

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$1.01

Adjustments: None	—

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$1.01

Three Months Ended September 30, 2015

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$6,576

Adjustments: None	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$6,576

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.41

Adjustments: None	—

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.41

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to Atlantic Tele-Network, Inc Stockholders and Earnings Per Share to Net Income Attributable to Atlantic Tele-Network, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Nine Months Ended September 30, 2014 and 2015

Nine Months Ended September 30, 2014

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$35,520

Adjustments: None	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$35,520

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$2.22

Adjustments: None	—

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$2.22

Nine Months Ended September 30, 2015

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$12,757

Loss on deconsolidation of subsidiary	19,937
Income tax expense adjustment	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$32,694

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.79

Adjustment for loss on deconsolidation	1.24

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$2.03